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FOR IMMEDIATE RELEASE

                                                  For more information, contact:
                                               Richard L. Bergmark, 713-329-7403
                                                               Fax: 713-939-8295


CORE LABORATORIES COMPLETES OWEN MERGER

HOUSTON (1 July, 1998) -- Core Laboratories announced that is has completed its merger with Owen Oil Tool, Inc. of Fort Worth, Texas. The transaction, valued at approximately $47 million with Core assuming approximately $8 million in debt, is expected to be accounted for as a pooling of interests on a tax-free exchange of shares. Owen, which recorded $46 million in 1997 revenues, provides well completion products and services, many of which are proprietary and patented. Owen will retain its tradename and operate as a separate subsidiary of Core Laboratories.

"Owen's technological focus on reducing or eliminating formation damage during the completion of oil and gas wells conforms to Core Laboratories' strategic focus on production enhancement and reservoir optimization," said President and CEO David M. Demshur. "The StimGun(TM) technology clearly reduces near wellbore formation damage effects and increases the production of hydrocarbons. Our first mission will be to increase Owen's productive capacity as they currently cannot meet the demand for StimGun(TM) perforating systems."

The development of StimGun(TM) technology is a combined effort of Marathon Oil Company, Computalog, HTH Technical Services and Owen Oil Tool. The technology utilizes a solid rocket propellant and specialized shaped charges to produce superior perforations, especially in wells that have near wellbore formation damage. The rapid expansion of gases from the propellant produces superior perforations and fractures that penetrate zones of damage in and around the wellbore. Core Lab will provide additional technology, increased marketing, and its global sales force to further increase the demand for the StimGun(TM) perforating systems.

"The addition of Core Laboratories' worldwide network of 70 offices in 50 countries and its marketing and sales staff will give Owen technology increased exposure worldwide," said David Wesson, President of Owen Oil Tool. Added Harrold Owen, founder of Owen Oil Tool, "The Owen-Core merger combines two of the most respected and recognized names in the oilfield services business." Dean Owen, Vice President and General Counsel of Owen said, "Both companies will benefit in having access to each other's

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technology that should result in increased growth and greater opportunities for all of our employees."

"Analysts are projecting excellent growth from Owen's new technology, especially those products and services related to reducing formation damage," said Richard
L. Bergmark, CFO of Core. "With analysts projecting $55 million in revenues for 1998, this transaction should be accretive to Core's earnings in the third and fourth quarters of this year. We continue to execute our business strategy and our operational earnings will exceed and may significantly exceed second quarter mean analysts' estimates of $0.21," Bergmark added.

In other corporate developments, Core Laboratories has been notified that its shares will be listed and begin trading on the New York Stock Exchange on Friday, July 10, 1998. Core's symbol will be CLB and the company has chosen Wagner, Stott and Mercator as its specialist trading firm. "We are very excited about listing on the NYSE as we increase our exposure to worldwide investors. Moreover, we believe that additional international merger and acquisition opportunities will develop as a result of the international visibility of the NYSE," Demshur said in closing.

Core Laboratories N.V. (NASDAQ - NNM: CRLBF) is a leading provider of proprietary and patented reservoir description, production enhancement and reservoir management services. The Company has over 70 offices in more than 50 countries and is located in every major oil producing province in the world. In addition, Core Laboratories' manufactures and sells petroleum reservoir rock and fluid analysis instrumentation and other integrated systems. The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 1997 Form 10-K filed 31 March, 1998, and in other securities filings.

StimGun is a trademark of Marathon Oil Company.



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